Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven Quinlan
Vice President & CFO
517/372-9200

Neogen reports first quarter revenue and net income increases

LANSING, Mich., Sept. 27, 2011 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenues for the first quarter of FY 2012, which ended Aug. 31, increased 6.5% to $45,697,000, from the previous year’s first quarter revenues of $42,923,000. The current year’s revenue increase is almost entirely comprised of products available in the prior year’s first quarter.

First quarter net income increased 3.1% from the prior year to $6,004,000, or $0.25 per share. This compares to net income of $5,824,000 in the first quarter of FY 2011, also $0.25 per share. The first quarter revenues and net income represent quarterly records for the 29-year-old company.

“In the first quarter we continued our remarkable quarter-to-quarter success in consistent growth in sales and profits, while at the same time implementing our plan to ensure long-term growth,” said James Herbert, Neogen’s chief executive officer and chairman. “I’m very proud of our management team and employee group, who have kept our strong quarter-to-quarter growth going for more than 20 years.”

The quarter marked the 74th consecutive profitable quarter from operations for the company, and was the 78th of the past 83 quarters when Neogen reported revenue increases as compared with the previous year — including the last 26 consecutive quarters.

“We are pleased to report yet another solid quarter, in spite of a difficult comparison with our previous fiscal year’s first quarter. Last year at this time we reported a first quarter revenue increase of 33% that was bolstered by a significant spike in sales of two test kits primarily resulting from unusual weather conditions,” said Lon Bohannon, Neogen’s president and chief operating officer. “During the first quarter we were also able to move forward with some infrastructure improvements intended to accelerate future growth, including completing the purchase of a facility in Lexington, Ky., which will greatly expand our Animal Safety operational capabilities, and consolidating our recently acquired VeroMara seafood testing operations in Oban, Scotland, into our expanded Neogen Europe facilities in Ayr, Scotland.”

Neogen’s gross margin was 50.3% of sales in its first quarter of the current year, compared to 53.0% of sales for FY 2011’s first quarter. This decline was largely the result of a shift in product mix towards products in the Animal Safety segment which have lower margins. Neogen again reported operating income, expressed as a percentage of sales, in excess of 20% for the quarter.

“We generated positive cash flow from operations during the quarter, although our cash and investments position declined by $4,726,000, due primarily to cash utilized to acquire facilities in Lexington, Ky., and the VeroMara business,” said Steve Quinlan, Neogen’s chief financial officer. “For our operating expenses, sales and marketing increased overall and as a percentage of sales as a part of a planned investment in our sales and marketing infrastructure to better serve our growing domestic and international markets, while general and administrative and research and development expenses decreased as a percentage of sales. The R&D drop was solely due to a decline in contracted outside R&D services in the current year quarter. We remain committed to supporting a strong internal R&D program, and view this decline as a timing issue. With our continuing strong cash position, no long-term debt, and full access to a significant bank line of credit, we remain poised to pursue growth strategies.”

Neogen’s Animal Safety Division led the company’s first quarter revenue increase, with sales up 8.4% to $22,415,000 in FY 2012. The quarter saw significant, broad-based increases in sales of the company’s agricultural cleaners and disinfectants, especially internationally. Neogen markets its own BioSentry® branded cleaners and disinfectants worldwide, as well as related DuPont™ products in most of the Western Hemisphere. The cleaner and disinfectant market benefitted significantly from Neogen’s expanding sales and marketing effort, as the company used additional personnel to strengthen relationships with its distributor partners, and help expand the use of Neogen’s products into new markets, such as the greenhouse and aquaculture industries.

Sales of Neogen’s animal care products increased 24% in the current quarter. Veterinary instruments were up 26% over the prior year’s comparable first quarter, bolstered by new product placements associated with an expanded program with large farm and ranch retailer Tractor Supply Company, and a significant increase in sales of the company’s detectable veterinary needles.

Faced with a difficult quarterly comparison, Neogen’s Food Safety Division first quarter revenues increased 4.6% to $23,282,000. The division was able to offset the loss of exceptionally high diagnostic sales from the prior year’s first quarter with significant increases in the sales of other products, including its Soleris® general microbial detection system, and the expanded line of BetaStar® dairy antibiotic test kits. Neogen recently introduced a new version of its simple dairy antibiotic test, BetaStar High Sensitivity, which was developed specifically to meet the more stringent regulations that exist in certain Eastern European countries, and help to prevent antibiotic residues from entering the food chain.

The company also developed a new Soleris test for the presence of heterotrophic bacteria, such as Pseudomonas, which is a critical factor in the shelf life of fluid dairy products, bottled water, and many other food and personal care products. The Soleris system allows for the accurate detection of spoilage organisms, such as yeast and mold, in a fraction of the time of traditional microbial detection methods.

In the current first quarter, Neogen also recorded significant sales of its Soleris product line into China. The company’s Mexican subsidiary recorded a 57% sales increase compared to the prior year with its sales of Neogen’s food and animal safety products, and the company continues to see significant revenue growth from its new subsidiary in Brazil. For the first quarter of its 2012 fiscal year, Neogen’s percentage of revenues from international sources represented 41.4% of its total revenues.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except percentages and per share amounts)

	Quarter Ended Aug. 31
	2011	2010
Revenue
Food Safety	$23,282	$22,252
Animal Safety	22,415	20,671

Total revenue	45,697	42,923
Cost of sales	22,720	20,156

Gross margin	22,977	22,767
Other expenses
Sales & marketing	8,103	7,512
Administrative	4,012	3,862
Research & development	1,512	1,797

Total other expenses	13,627	13,171

Operating income	9,350	9,596
Other income (expense)	(46)	(372)

Income before tax	9,304	9,224
Income tax	3,300	3,400

Net income	$6,004	$5,824
Net income per diluted share	$0.25	$0.25

Other information:
Shares to calculate per share	24,061	23,444
Depreciation & amortization	$1,379	$1,259
Interest income	22	29
Gross margin (% of sales)	50.3%	53.0%
Operating income (% of sales)	20.5%	22.4%
Revenue increase vs. FY 2011	6.5%
Net income increase vs. FY 2011	3.1%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2011	2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$51,257	$56,083
Accounts receivable	32,673	28,634
Inventory	34,222	31,994
Other current assets	5,967	5,791

Total current assets	124,219	122,502
Property & equipment	28,238	22,340
Goodwill & other assets	75,165	74,820

Total assets	$227,622	$219,662

Liabilities & Equity
Current liabilities	$18,253	$17,797
Long-term debt	—	—
Other long-term liabilities	12,803	12,887
Equity-shares outstanding 23,374 in Aug. & 23,291 in May	196,566	188,978

Total liabilities & equity	$227,622	$219,662

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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